Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Investment Portfolios, Inc.:

We consent to the use of our report, dated November 15, 2019, with respect to the financial statements and financial highlights of PGIM Jennison Equity Opportunity Fund, a series of Prudential Investment Portfolios, Inc., as of September 30, 2019, and for the respective years or period presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings "Financial Highlights" in the prospectus and "Other Service Providers – Independent Registered Public Accounting Firm" and "Financial Statements" in the statement of additional information.

New York, New York

December 17, 2019